EXHIBIT 23.02

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference into the Company’s previously filed Registration Statements on Form S-8 (Nos.
333-87922, 333-67776, and 333-107956) of our report dated November 26, 2002, with respect to the consolidated balance sheet of Versant Corporation as of October 31, 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, and the related financial statement schedule, which report appears in the October 31, 2003 annual report on Form 10-K of Versant Corporation.

/s/KPMG LLP

San Jose, CA
January 14, 2004